EXHIBIT 99.1

Citius Pharmaceuticals Announces Reverse Stock Split

Management will seek to secure listing on a senior exchange

CRANFORD, N.J., June 8, 2017 – Citius Pharmaceuticals, Inc. (“Citius”) (OTC BB: CTXR), a specialty pharmaceutical company focused on critical care drug products, announced today a reverse stock split of its outstanding common stock at a ratio of 1-for-15 effective at market open on Friday June 9, 2017. The reverse stock split will reduce the number of outstanding shares of the Company's common stock from approximately 75.8 million shares to approximately 5.05 million shares. Upon completion of the split, management will seek to secure listing on a senior exchange. A senior exchange listing would allow us to attract a broader range of investors and to increase share liquidity.

The reverse stock split will be effective with FINRA (the Financial Industry Regulatory Authority) and in the marketplace at the open of business June 9, 2017, whereupon the stock will begin trading on a split-adjusted basis. The Company's trading symbol on June 9, 2017 will temporarily change to “CTXRD" and continue for a period of 20 business days from that date, after such time, the symbol will revert to the original symbol of "CTXR".

The Company has retained its transfer agent, VStock Transfer LLC, to act as its exchange agent for the reverse stock split. VStock Transfer LLC, will provide stockholders of record as of the effective time with a letter of transmittal providing instructions for the exchange of their stock certificates. Stockholders owning shares via a broker or other nominee will have their positions automatically adjusted to reflect the reverse stock split, subject to brokers' particular processes, and will not be required to take any action in connection with the reverse stock split.

As a result of the reverse stock split, each 15 shares of common stock held by each stockholder will be converted automatically into one share of common stock, with fractional shares rounded up to the next whole share. No fractional shares will be issued, and no cash or other consideration will be paid. The Company`s stockholders at the 2016 Annual Meeting of Stockholders held on September 9, 2016 authorized the Company’s Board of Directors to effect a reverse stock split of the Company’s common stock in a ratio in a range of not less than 1-for-8 and not more than 1-for-20, and the specific ratio of 1-for-15 was subsequently approved by the Company's Board of Directors.

Stockholders who are holding their shares in electronic form at their brokerage firms do not have to take any action as the effects of the reverse stock split will automatically be reflected in their brokerage accounts. No further action is required for stockholders holding paper certificates. Certificates representing pre-split holdings will be deemed to represent the stockholder's post-split holdings until the stockholder presents the certificate to the transfer agent, whose contact information appears below.

For additional information regarding the reverse stock split, please reference the Company's Definitive Proxy Statement filed with the SEC on August 11, 2016.

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About Citius Pharmaceuticals, Inc.

Citius is a specialty pharmaceutical company dedicated to the development and commercialization of critical care products with a focus on anti-infectives, cancer care and unique prescription products using innovative, patented or proprietary formulations of previously approved active pharmaceutical ingredients. We seek to achieve leading market positions by providing therapeutic products that address unmet medical needs. By using previously approved drugs with substantial safety and efficacy data, we seek to reduce the risks associated with pharmaceutical product development and regulatory requirements. We focus on developing products that have intellectual property protection and competitive advantages to existing therapeutic approaches. www.citiuspharma.com

Safe Harbor

This press release may contain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements are made based on our expectations and beliefs concerning future events impacting Citius. You can identify these statements by the fact that they use words such as "will," "anticipate," "estimate," "expect," "should," and "may" and other words and terms of similar meaning or use of future dates. Forward-looking statements are based on management's current expectations and are subject to risks and uncertainties that could negatively affect our business, operating results, financial condition and stock price. Factors that could cause actual results to differ materially from those currently anticipated are: risks related to our growth strategy; risks relating to the results of research and development activities; uncertainties relating to preclinical and clinical testing; the early stage of products under development; our ability to secure listing on a senior exchange; our ability to obtain, perform under and maintain financing and strategic agreements and relationships; our ability to identify, acquire, close and integrate product candidates and companies successfully and on a timely basis; our dependence on third-party suppliers; our ability to attract, integrate, and retain key personnel; our need for substantial additional funds; government regulation; patent and intellectual property matters; competition; as well as other risks described in our SEC filings. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statements contained herein to reflect any change in our expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law.

For additional information, please contact:

Andrew Scott

Vice President, Corporate Development

646-522-8410; ascott@citiuspharma.com

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